Exhibit 10.42

OMNIBUS ASSUMPTION AND AMENDMENT AGREEMENT

This OMNIBUS ASSUMPTION AND AMENDMENT AGREEMENT (this “Agreement”) is entered into as of May 30, 2007 among CITRIX SYSTEMS, INC., a Delaware corporation, as Lessee (the “Lessee”), CITRIX CAPITAL CORP., a Nevada corporation, as Guarantor (the “Original Guarantor”), PENINSULA INVESTMENT CORP., a Delaware corporation (the “New Guarantor”), SELCO SERVICE CORPORATION, an Ohio corporation, as Lessor (the “Lessor”), KEYBANK NATIONAL ASSOCIATION (as successor to Key Corporate Capital Inc.) and ALLIED IRISH BANKS P.L.C., as Lenders (the “Lenders”), and KEYBANK NATIONAL ASSOCIATION, a national banking association (as successor to Key Corporate Capital Inc.), as administrative agent for the Participants (the “Administrative Agent”) and as collateral agent (the “Collateral Agent”).

W I T N E S S E T H :

WHEREAS, the parties hereto (other than the New Guarantor) are party to that certain Participation Agreement dated as of April 23, 2002 (as heretofore amended, the “Participation Agreement”); capitalized terms not otherwise defined herein shall have the meanings assigned thereto in the Participation Agreement;

WHEREAS, the Original Guarantor wishes to assign all of its rights and obligations as Guarantor under the Guaranty dated as of April 23, 2002 (the “Original Guaranty”) and the other Operative Documents to the New Guarantor, the New Guarantor wishes to assume all of the obligations of the Original Guarantor thereunder and the Original Guarantor and the New Guarantor wish to obtain the consent of the Lenders, the Lessor, the Collateral Agent and the Administrative Agent to such assignment and assumption;

WHEREAS, pursuant to New Guarantor’s assumption of the Original Guarantor’s obligations under the Original Guaranty, Original Guarantor has agreed to sell, and New Guarantor has agreed to buy, all assets held by KeyBank National Association pursuant to that certain Deposit Account Control Agreement dated April 23, 2002 from Original Guarantor to KeyBank National Association (the “Depositary”), effective as of the date hereof, and pursuant to the purchase and sale of such collateral, Original Guarantor and New Guarantor have directed the Depositary to transfer all such collateral from the Original Guarantor’s existing deposit account with Depositary to a new deposit account to be held by Depositary in the name of the New Guarantor, and the Original Guarantor and the New Guarantor wish to obtain the consent of the Lenders, the Lessor, the Collateral Agent and the Administrative Agent to such transfer; and

WHEREAS, in connection with such assignment and assumption and transfer, the New Guarantor will execute and deliver the following documents, each dated as of the date hereof and in substantially the forms entered into by the Original Guarantor and otherwise in form and substance satisfactory to the Administrative Agent (collectively, the “Assumption Documents”): (i) a Guaranty Agreement, (ii) a Pledge Agreement, (iii) a Control Agreement, and (iv) a custody and investment management agreement with KeyBank National Association.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Assignment and Assumption; Consent.

(a) The Original Guarantor hereby assigns and transfers to the New Guarantor all of the Original Guarantor’s right, title, interest and obligations in, to and under the Original Guaranty and the other Operative Documents.

(b) The New Guarantor hereby irrevocably, absolutely, unconditionally and expressly assumes, in accordance with the terms and conditions of the Guaranty (in the form attached hereto as Exhibit A), the due and punctual payment, performance and observance of each agreement and condition contained in the Operative Documents to be paid, performed or observed by the “Guarantor”, known or unknown, whether arising prior to the date hereof or hereafter, and agrees to be bound by all of the provisions of the Operative Documents with the same effect as if the New Guarantor were the named party therein. Except as expressly stated herein, the Original Guarantor shall not be released from any obligations under the Operative Documents arising prior to the Effective Date.

(c) Subject to the terms and conditions of this Agreement, the Lenders, the Lessor, the Administrative Agent and the Collateral Agent (i) consent and agree to the foregoing assignment and assumption and the substitution of the New Guarantor under the Operative Documents and that from and after the Effective Date, all references in the Operative Documents to the Original Guarantor shall be deemed to be references to the New Guarantor; (ii) consent and agree to the Depositary’s transfer of the collateral from the Original Guarantor’s Deposit Account to a Deposit Account held by Depositary in the name of the New Guarantor; (iii) agree that, following the Effective Date, the Original Guarantor may be dissolved (and waive any potential Event of Default under Section 16.1(g) of the Lease that may result from such dissolution of the Original Guarantor); and (iv) agree that, following the Effective Date, the Pledge Agreement and the Control Agreement executed and delivered by the Original Guarantor shall be terminated.

Section 2. Amendments. From and after the Effective Date, Appendix A to the Participation Agreement is hereby amended as follows:

(a) The definitions of “Administrative Agent”, “Collateral Agent” and “Guarantor” are amended in their entirety to provide as follows:

“Administrative Agent” means KeyBank National Association, a national banking association (as successor to Key Corporate Capital Inc., a Michigan corporation).

“Collateral Agent” means KeyBank National Association, a national banking association (as successor to Key Corporate Capital Inc., a Michigan corporation).

“Guarantor” means Peninsula Investment Corp., a Delaware corporation, as assignee of and successor to Citrix Capital Corp., a Nevada corporation.

“Original Guarantor” means Citrix Capital Corp., a Nevada corporation.

(b) New definitions of “Control Agreement”, “Guaranty” and “Pledge Agreement” added to Appendix A in correct alphabetical order as follows:

“Control Agreement” means the Deposit Account Control Agreement dated May 30, 2007 from the Original Guarantor and the Guarantor to KeyBank National Association, as depositary.

“Guaranty” means the Guaranty, dated as of May 30, 2007, from the Guarantor to the Lessor and the Lenders.

“Pledge Agreement” means the Pledge Agreement, dated as of May 30, 2007, from the Guarantor to the Collateral Agent.

(c) Clause (k) of the definition of “Operative Documents” is amended in its entirety to provide as follows:

(k) the Guaranty and each other document, agreement, certificate or instrument delivered in connection with the foregoing (including any amendment or other modification to any of the foregoing).

Section 3. Representations and Warranties. The Original Guarantor, the New Guarantor and the Lessee hereby represent and warrant to the Administrative Agent, the Collateral Agent, the Lessor and the Lenders as follows:

(a) No Default or Event of Default has occurred and is continuing (or would result from the amendment of the Participation Agreement contemplated hereby).

(b) The execution, delivery and performance by the Original Guarantor and the Lessee of this Agreement, and by the New Guarantor of this Agreement and the Assumption Documents, has been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, or notice to or action by, any Person (including any Governmental Authority) in order to be effective and enforceable.

(c) This Agreement, the Participation Agreement (as amended by this Agreement) and the Assumption Documents constitute the legal, valid and binding obligations of the Original Guarantor, the New Guarantor and the Lessee, as applicable, enforceable against it in accordance with their respective terms.

(d) All representations and warranties of the Original Guarantor and the Lessee in the Participation Agreement are true and correct (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date and except that this subsection (d) shall be deemed instead to refer to the last day of the most recent quarter and year for which audited or unaudited financial statements, as applicable, have then been delivered in respect of the representation and warranty made in Section 8.1(d) of the Participation Agreement). The New Guarantor hereby makes the representations of the Original Guarantor in the Participation Agreement as of the date hereof, such representations being incorporated by reference herein as if fully set forth herein; provided that references to the “Operative Documents” therein shall mean the Operative Documents as amended hereby.

(e) The Original Guarantor, the New Guarantor and the Lessee are entering into this Agreement on the basis of their own investigation and for their own reasons, without reliance upon any of the Lessor, the Lenders, the Collateral Agent, the Administrative Agent or any other Person.

(f) The Original Guarantor’s, the New Guarantor’s and the Lessee’s obligations under the Master Lease, the Participation Agreement, the Guaranty and the other Operative Documents are not subject to any defense, counterclaim, set-off, right of recoupment, abatement or other claim.

(g) The New Guarantor is an Affiliate of the Lessee with assets having a net worth equal to or greater than the assets of the Original Guarantor at the time of the assignment, and such assignment to the New Guarantor will not in any material respect impair the rights and remedies of any Guaranteed Party (as defined in the Guaranty) under the Guaranty.

(h) The New Guarantor has good and marketable title to the Collateral, free and clear of all Liens other than the Lien of the Collateral Agent.

Section 4. Conditions Precedent. This Agreement shall be effective on the date (the “Effective Date”) on which each of the following conditions precedent is satisfied:

(a) this Agreement and each Assumption Document shall have been duly authorized, executed and delivered by each of the parties hereto.

(b) the Collateral Agent shall have confirmed that the Collateral required under the Pledge Agreement has been transferred by the Depositary to the Deposit Account.

(c) the New Guarantor shall have delivered a certificate of a Secretary or Assistant Secretary certifying as to its articles of incorporation, by-laws, authorizing resolutions and incumbency and specimen signatures of officers, such certificate to be reasonably satisfactory to the Administrative Agent.

(d) the New Guarantor shall have delivered an opinion of counsel reasonably satisfactory to the Administrative Agent to the effect that (i) upon the execution and delivery of this Agreement, all of the Original Guarantor’s obligations under the Operative Documents, including, without limitation, the due and punctual performance and observance of each covenant and condition of the Guaranty, the Participation Agreement and the other Operative Documents has been effectively assumed by the New Guarantor, (ii) that this Agreement and the Assumption Documents have been duly authorized, executed and delivered by, and this Agreement and the Operative Documents and the Assumption Documents constitute a legal, valid and binding agreement of, the New Guarantor enforceable against the New Guarantor in accordance with their terms subject to such reasonable exceptions customarily stated with respect to such opinions, and (iii) all UCC and other filings necessary to perfect the Collateral Agent’s lien and security interest in the Collateral have been made. Such opinion of counsel shall also address such additional matters as the Administrative Agent may reasonably request.

(e) the Administrative Agent, each Lender and the Lessor shall have received such evidence as it may reasonably request relating to the business, operations and financial condition of the New Guarantor as it may reasonably request.

(f) the Administrative Agent, each Lender and the Lessor shall have received all other documents it may reasonably request relating to any matters relevant hereto, all in form and substance satisfactory to such Person.

Section 5. Continuing Effectiveness; Ratification of Guaranty. As herein amended, the Participation Agreement and each of the Operative Documents shall remain in full force and effect and each of the agreements, guarantees and obligations contained therein (as amended hereby) is hereby ratified and confirmed in all respects. After the date hereof, all references to the “Participation Agreement” in the Operative Documents shall refer to the Participation Agreement as amended hereby.

Section 6. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original but all such counterparts shall together constitute one and the same Agreement.

Section 7. Governing Law. This Agreement shall be a contract made under and governed by the laws of the State of New York applicable to contracts made and to be performed entirely within such state.

Section 8. Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and assigns, and shall inure to the benefit of the parties hereto, and their respective successors and assigns.

Section 9. Expenses. The Lessee will pay all costs and expenses, including fees and expenses of counsel, incurred by the Lessor, the Lenders, the Administrative Agent and the Collateral Agent in connection with this Agreement and the transactions contemplated hereby.

[Signature Pages to Follow]

This Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written

CITRIX SYSTEMS, INC., as Lessee

By	/s/ Karen Leopardi
Its Treasurer

CITRIX CAPITAL CORP., as Original Guarantor

By	/s/ L. Monte Miller
Its

PENINSULA INVESTMENT CORP., as New Guarantor

By	/s/ Thomas P. Laskaris
Its Secretary

SELCO SERVICE CORPORATION, as Lessor

By	/s/ Donald C. Davis
Its Vice President

KEYBANK NATIONAL ASSOCIATION, in its individual capacity as a Lender and also as Administrative Agent and Collateral Agent

By	/s/ Kim A. Richmond
Its Assistant Vice President

ALLIED IRISH BANKS P.L.C., as a Lender

By	/s/ Peter M. McDonnell
Its

By
Its